Exhibit 99.1

Contact:	Michelle L. Hards
(419) 535-4636
michelle.hards@dana.com

DANA CORPORATION REVISES EARNINGS OUTLOOK

Toledo, Ohio – March 23, 2005 – Dana Corporation (NYSE: DCN) today announced that it has revised its first-quarter 2005 earnings outlook to a range of 11 to 13 cents per share, from its previously announced range of 17 to 23 cents per share.

Dana Chairman and CEO Michael J. Burns said the reduction is primarily attributable to three factors:
•	Higher-than-expected material costs, including the effect of the increased cost of steel to Dana’s suppliers and other factors;
•	A current component shortage from a principal supplier that has resulted in reduced shipments of heavy-duty axles; and
•	Lower-than-expected North American light-vehicle production rates on key platforms.

Mr. Burns added, “We are hopeful that we will see less pressure on material price increases during the balance of the year, but we can’t count on this. We are accelerating our cost-reduction efforts to pull forward savings to offset the potential impact of continued pressure on material costs. Regarding the component shortage that has reduced heavy-duty axle shipments, we are working closely with the supplier to resolve the situation and are confident that we will see a substantial improvement in the second quarter. However, given the uncertain outlook for the light-vehicle industry in general, as well as on commodity prices, we feel it is prudent to lower our 2005 full-year guidance to $1.30 to $1.45 per share, from our previous guidance of $1.40 to $1.62 per share.”

Dana people design and manufacture products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. A leading supplier of axle, driveshaft, engine, frame, chassis, and transmission technologies, Dana employs 46,000 people in 28 countries. Based in Toledo, Ohio, the company reported sales of $9.1 billion in 2004. Dana’s Internet address is: www.dana.com.

(more)

Forward-Looking Statements
Certain statements contained in this release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Dana’s actual results could differ materially from those that are anticipated or projected due to a number of factors. These factors include: national and international economic conditions; adverse effects from terrorism or hostilities; the strength of other currencies relative to the U.S. dollar; increases in commodity costs, including steel, that cannot be recouped in product pricing; our ability and that of our customers to achieve projected sales and production levels; the continued availability of necessary goods and services from our suppliers; competitive pressures on our sales and pricing; the continued success of our cost reduction and cash management programs, long-term transformation and U.S. tax loss carryforward utilization strategies; and other factors set out in our public filings with the Securities and Exchange Commission. Dana does not undertake to update any forward-looking statements in this release.

# # #

2